UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2011 (November 2, 2011)
CVR ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33492	61-1512186
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (281) 207-3200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement
On November 2, 2011, CVR Energy, Inc., a Delaware corporation (the “Company”), and Coffeyville Resources, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Buyer”) entered into a Stock Purchase and Sale Agreement (the “Purchase Agreement”) with The Gary-Williams Company, Inc., a Delaware corporation (“Seller Parent”), GWEC Holding Company, Inc., a Delaware corporation and a wholly-owned subsidiary of Seller Parent (“Seller”), and Gary-Williams Energy Corporation, a Delaware corporation and a wholly-owned subsidiary of Seller (“GWEC”), pursuant to which Buyer agreed to acquire from Seller all of the issued and outstanding shares of GWEC, subject to the terms and conditions contained therein (the “Transaction”).
Summary of the Terms of the Agreement
Consideration. Upon signing of the Purchase Agreement, Buyer delivered a $26,250,000 deposit to Seller by wire transfer of immediately available funds (“Purchase Price Deposit”). Under the terms of the Purchase Agreement, at the closing of the Transaction, Buyer will pay Seller a purchase price of $525,000,000 in cash (less the Purchase Price Deposit), subject to certain adjustments based on the working capital of GWEC at the closing, as of now estimated to be $100,000,000 (the “Purchase Price”). $10,500,000 of the Purchase Price will be held in escrow to secure Seller’s obligations to indemnify Buyer.
Representations, Warranties, Covenants and Indemnifications. The Purchase Agreement contains various representations, warranties, covenants and indemnification obligations of Buyer and Seller. The representations and warranties of each party set forth in the Purchase Agreement have been made solely for the benefit of the other parties to the Purchase Agreement and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties (i) have been qualified by disclosures made to the other party in connection with the Purchase Agreement, (ii) are subject to the materiality standards contained in the Purchase Agreement which may differ from what may be viewed as material by investors and (iii) were made only as of the date of the Purchase Agreement or such other date as is specified in the Purchase Agreement.
Closing Conditions. The closing of the Transaction is subject to the satisfaction or waiver of certain customary conditions to closing including, among others, expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the absence of any law, regulation, order or injunction prohibiting the Transaction. Each party’s obligation to consummate the Transaction is subject to certain other conditions, including the material accuracy of the representations and warranties of the other party (generally subject to a material adverse change standard); in the case of Buyer’s obligation, there being no material adverse change to GWEC after the signing of the Purchase Agreement; material compliance by the other party with its obligations under the Purchase Agreement. The closing of the Transaction is not subject to approval by the stockholders of Buyer or to any financing condition.
Termination. The Agreement contains certain customary termination rights for both Buyer and Seller, including the right of either party to terminate in the event that the transaction has not been completed by March 31, 2012.

Bridge Facility
On November 2, 2011, the Buyer entered into a commitment letter with affiliates of Deutsche Bank (“DB”), The Royal Bank of Scotland (“RBS”) and Barclays (“Barclays” and, together with DB and RBS, the “Agents”) regarding a senior secured one year bridge loan facility (the “Bridge Facility”). Subject to the terms and conditions of the commitment letter, if the Bridge Facility is entered into, the Bridge Facility would provide Buyer with up to $275.0 million in aggregate principal amount of senior secured bridge loans (the “Bridge Loans”) on the closing of the Transaction (the “Closing Date”). The minimum draw under the Bridge Facility is $150.0 million.
The Bridge Loans will be the Buyer’s senior secured obligation and rank pari passu with the Buyer’s existing 9% first lien senior secured notes due 2015 (the “Existing Notes”). The interest rate per annum will be equal to the Existing Notes yield to maturity, reset quarterly, plus a spread that increases on certain dates after the Closing Date, up to a cap. The Bridge Loans will be prepayable, at the Buyer’s option, for one year without penalty. If the Bridge Loans are not paid in full on the one year anniversary of the Closing Date, amounts outstanding will be converted into a senior secured term loan facility (the “Extended Term Loans”) with a four year term.
Funding of the Senior Secured Bridge Loans will be subject to certain conditions including, among others: the accuracy of certain representations made by GWEC; no Material Adverse Effect (as defined in the Purchase Agreement) having occurred with respect to GWEC; no material amendments or waivers under the Purchase Agreement that would be materially adverse to the lenders; no change to debt contemplated to be outstanding on a pro forma basis with limited exceptions; provision of required financial statements and projections; and delivery of a confidential information memorandum for the Senior Secured Bridge Loan at least ten business days before the Closing Date.
The Credit Documentation will contain customary representations and warranties. The affirmative covenants, negative covenants, and events of default will be substantially identical to those contained in the indenture governing the Existing Notes. Additionally, there will be an affirmative covenant to use commercially reasonable efforts to assist the lenders in refinancing the Senior Secured Bridge Loans. There will not be any financial covenants.
The commitments under the commitment letter expire on March 31, 2012.
ABL Facility
On November 2, 2011, Borrower entered into a commitment letter (the “ABL Incremental Commitment Letter”) pursuant to which Deutsche Bank Trust Company Americas, Barclays, RBS and SunTrust Bank have committed to provide $150.0 million in aggregate incremental commitments under the Buyer’s existing ABL credit facility dated February 22, 2011 and filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K dated February 28, 2011 (the “Existing ABL Credit Facility”), in accordance with and subject to the terms of the Existing ABL Credit Facility. The commitments are subject to various conditions including, among others, certain requirements under the Existing ABL Credit Facility, no Material Adverse Effect

(as defined in the Purchase Agreement) having occurred with respect to GWEC; no material amendments or waivers under the Purchase Agreement that would be materially adverse to the lenders, no change to debt contemplated to be outstanding on a pro forma basis with limited exceptions, provision of required financial statements and projections; delivery of a confidential information memorandum at least fifteen business days prior to effectiveness of the incremental commitments, a minimum excess availability requirement and the other closing conditions set forth in the ABL Incremental Commitment Letter.

Item 7.01.	Regulation FD Disclosure.
On November 2, 2011, the Company announced the execution of the Purchase Agreement to acquire GWEC. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. On November 2, 2011, the Company also posted an investor presentation related to the acquisition to its website at www.cvrenergy.com under the tab “Investor Relations”. The presentation provides information on the Wynnewood refinery and an overview of the strategic rationale for the acquisition. The presentation is furnished as Exhibit 99.2 to this Current Report on Form 8-K.
In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K and Exhibits 99.1 and 99.2 attached hereto are being furnished pursuant to Item 7.01 of Form 8-K and will not, except to the extent required by applicable law or regulation, be deemed filed by the Company for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor will any of such information or exhibits be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit Number	Description
99.1	Press release, dated November 2, 2011
99.2	Slides from Management Presentation related to the Acquisition of Gary-Williams Energy Corporation, dated November 3, 2011

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 3, 2011	CVR ENERGY, INC.
	By:	/s/ Edward A. Morgan
Edward A. Morgan
Chief Financial Officer and Treasurer